UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 3, 2005

(Date of earliest event reported)

McDATA Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-31257	84-1421844
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Interlocken Crescent, Broomfield, Colorado 80021

(Address of principal executive offices, including Zip Code)

(720) 558-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 2, 2005, McDATA Corporation (the “Company”) announced by press release that Todd Oseth will join McDATA on August 8, 2005 as its Senior Vice President and Chief Operating Officer with responsibilities for sales, marketing, services, manufacturing, engineering, quality and information technology. Prior to joining McDATA, Mr. Oseth held the following executive positions over the last 5 years: Vice President of the Infrastructure Software Group at EMC Corporation from September 2003 to August 2005; Senior Vice President at DataPlay, Inc., from 2000 to 2003; and Chief Executive Officer of Accent Software, Inc. from 1997 to 2000. Mr. Oseth will be offered the Company’s standard 6 month executive severance agreement, a form of which was filed with the SEC as Exhibit 10.20.2 to the Company’s Form 10-Q for the fiscal quarter ended October 31, 2004.

The Company also internally announced that Karen Niparko, the Company’s Vice President of Human Resources, has left the Company effective August 2, 2005.  Ms. Niparko has been offered severance benefits in accordance with the involuntary termination provisions of her existing 12 month executive severance agreement, a form of which was filed with the SEC as Exhibit 10.20.2 to the Company’s Form 10-Q for the fiscal quarter ended October 31, 2004.  These severance benefits are subject to Ms. Niparko’s compliance with the terms and conditions of the agreement.

The Company also internally announced that Jill Sanford has accepted the position of Senior Vice President of Human Resources and Chief People Officer for the Company and will start on August 8, 2005.  Prior to joining McDATA, Ms. Sanford held the following executive positions over the last 5 years: Chief Human Resources Officer from March 2004 to December 2004 and Vice President of Compensation, Benefits and HRIS from October 2002 to February 2004 all for Qwest Communications International, Inc.; and Senior Vice President – Human Resource Services for First Data Corporation from July 2000 to October 2002. Ms. Sanford will be offered the Company’s standard 6 month executive severance agreement, a form of which was filed with the SEC as Exhibit 10.20.2 to the Company’s Form 10-Q for the fiscal quarter ended October 31, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCDATA CORPORATION

	By:	/s/ THOMAS O. MCGIMPSEY
Thomas O. McGimpsey
Senior Vice President and General Counsel

Dated: August 3, 2005